WWW.QUOTESMITH.COM(R)
                                     [LOGO]

                                LINKING AGREEMENT

          Quotesmith.com, Inc. (" Quotesmith.com") and WealthHound, Inc. ("Partner") desire to have a link from the Web site of Partner, whose homepage is located at the URL http://www.wealthhound.com (the "Partner Site"), to a page at the URL http://www.quotesmith.com (the "Quotesmith.com Site") allowing, users to access instant insurance quotes from over 300 companies and request applications for such insurance.

1.       LINK ACCESS/LIMITATIONS.
1.1 During the term, Partner agrees to maintain a permanent link in a mutually agreed fashion from the Partner's Site to the home page or other mutually agreed upon page of the Quotesmith.com Site which allows users to access insurance quotes. Such permanent link shall be from the home page of the Partner Site and shall prominently display the words or category heading "Instant Insurance Quotes" and the Quotesmith.com logo in order to properly communicate Quotesmith.com's capabilities to its customers. The initiation point of this link is not limited to this one location, but may in addition be placed in other Partner Site locations, as agreed to by the parties.

1.2 Quotesmith.com may sell insurance to applicants accessing Quotesmith.com's insurance price comparison Web site on the Internet via the linkage from the Partner Site. Quotesmith.com shall be responsible for all aspects of the sale and will accept and service Partner's linked customers in a manner which matches that level of service which Quotesmith.com provides to its own customers.

1.3 Quotesmith.com reserves the right to add new insurance products and/or withdraw or change existing insurance products available at the Quotesmith.com Site at its sole discretion.

1.4 Partner represents and warrants that it is not licensed as an insurance agent, broker or producer and has no authority to act as an agent of Quotesmith.com. Nothing in this Agreement shall be construed as to imply that Partner is an insurance agent, broker or producer or an agent of Quotesmith.com.

1.5 Quotesmith shall provide the opportunity for Partner's logos and other brand identifiers to be placed on the co-branded Web site shared by the parties pursuant to this Agreement, such that the co-branded site will have the look and feel of the Partner Site. However, other than to add logos and other artwork or messages agreeable to both parties prior to commencement of the first link, Quotesmith.com cannot alter its web site or its insurance price comparison service to fit a specific Partner request.

2.       GRANT OF RIGHTS/OWNERSHIP.

2.1 Quotesmith.com Content. During the Term, Quotesmith.com grants Partner the nonexclusive, worldwide right and license to use, display and transmit links to the Quotesmith.com content (" Quotesmith.com Content") in electronic form. Partner expressly acknowledges and agrees that Quotesmith.com will retain any rights it may have in the Quotesmith.com Content, whether or not such rights are now existing or come into existence hereafter, and whether or not such rights are now known, recognized or contemplated.

2.2 Trademarks. During the Term, each party hereby grants the other the nonexclusive, worldwide license to use its service marks, trademarks, logos and associated notices (collectively, "Trademarks") in connection with the performance of the other party's obligations hereunder, and in connection with the advertising and promotion of the parties' relationship as set forth herein; provided that each party shall reasonably pre-approve in writing the use of its Trademarks. In the event that a party fails to approve or disapprove of a particular use of its trademarks within ten (10)days after receipt of a written request for approval, such use shall be deemed approved.

2.3 Each party's Trademarks are and shall remain its sole and exclusive property. Each party acknowledges and agrees that it shall have no right to use the other's Trademarks except as set forth herein or as directed by such party in writing. Each party further acknowledges and agrees that it shall not acquire any rights with respect to the other's Trademarks as a result of its use thereof, and that it shall not in any way contest the other party's Trademarks or other intellectual property rights.

2.4 In the event that a party is determined to have any rights with respect to the other's Trademarks or other intellectual property rights as a result of its use thereof, such party hereby irrevocably assigns, conveys, and transfers to the other all such rights, including any trademark (and the goodwill associated therewith), copyright or other intellectual property right, throughout the world in perpetuity.

3.       TERM AND TERMINATION.

3.1 The term (" Term") of this Agreement shall begin on the date both parties have signed this Agreement and shall continue in effect for 6 months. Thereafter, this Agreement shall be automatically extended for additional 6 month periods (each, a 'Renewal Period").

3.2 Either party may terminate this Agreement, for any reason, by providing thirty (30) days written notice to the other party. The Term of this Agreement shall end on the date set forth in a termination notice.

4.       PAYMENTS AND REPORTS.

4.1 Quotesmith.com will pay to Partner a referral fee (the "Fee") based solely upon the number of insurance quotes that are completed at the Quotesmith.com Site as a result of the link from the Partner Site to the Quotesmith.com Site. This Fee shall initially be set at the rate of $1.50 per quote in all insurance product lines except automobile insurance which shall be set at $. 25 per click through. The Fees are in no way connected, directly or indirectly, to the sale of any insurance policy to Partner's customers by Quotesmith.com. In order for a Fee to become due, a user from Partner must follow a link from the Partner Site to the Quotesmith.com Site and process a completed quote, except in the case of automobile insurance, where the Fee becomes due once a user from Partner Site clicks through to the automobile information on the Quotesmith.com Site.

4.2 By and before fifteen (15) days prior to the commencement of each Renewal Period, Quotesmith.com and Partner shall mutually agree upon the Fee to be in effect for the subsequent Renewal Period. If no such Agreement has been reached before the subsequent Renewal Period begins, the Fee applicable to the previous period shall apply to that Renewal Period.

4.3 Referral Fees are due and payable on or before the thirtieth (30th) day of the month following the calendar month in which the Fee becomes due. Therefore, Quotesmith.com shall pay Partner all due and owing Fees on a monthly basis which shall be accompanied by a report setting forth the total number of users who accessed the Quotesmith.com Site through the link during the previous month, the number of quotes completed, the number of click throughs for automobile insurance information and any other necessary usage information.

4.4 Quotesmith.com reserves the right, in its sole discretion, to disallow any fraudulent, excessive or preprogrammed referral activity or quotes generated from one recurring source, and reasonable efforts shall be made by Partner and Quotesmith.com to remedy such activity. Fees will not be due and payable on such activity. Upon discovering any fraudulent, excessive or preprogrammed referral activity or quotes generated from a recurring source, Quotesmith shall immediately notify Partner in writing.

5.       EXCLUSIVITY.

     Partner grants to Quotesmith.com the exclusive right to offer insurance products and services on the Partner's Web site for the Term of this Agreement.

6.       PRESS RELEASES/EMAILS.

     Both parties are expected and have permission to issue press releases and other promotional material that mention the other party's company and history. Such press releases must be approved in writing by both parties as to their content, accuracy, and timing prior to the release to any third party. Partner intends to send an e-mail to its entire customer base describing and endorsing the Quotesmith.com service and the Quotesmith.com/Partner alliance.

7.       CONFIDENTIAL INFORMATION.

     During the term of this Agreement and thereafter, any and all confidential information, oral and written, shall be guarded and kept as such by both parties at all times. Neither party will use or disclose, or authorize anyone else to use or disclose, any confidential information relating to any aspect of the business of the other party without the prior written consent of that party.

8.       WARRANTY AND INDEMNITY.

8.1 Each party represents and warrants that: (a) it is the owner of its respective Trademarks and content and/or has the right to grant the rights hereunder; (b) its Trademarks and content does not and will not infringe or constitute a misappropriation of any third party's patent, copyright, trademark, trade secret or other property right;
            (c) it has the authority to enter into this Agreement and to perform its obligations hereunder; (d) the provision of services under this Agreement will not violate any applicable federal or state law, rule or regulation.

8.2 Each Party shall indemnify and hold the other party; its officers, directors, employees and agents, and any affiliates of such party, harmless from and against all liabilities, costs and expenses (including reasonable attorney's fees) by any third party arising out of or related to: (a) any breach of any of the representations or warranties contained herein, and (b) any injury to person or property caused by any products or services sold pursuant to this Agreement or the use of the other party's Web site.

9.       GOVERNING LAW.

This Agreement is entered into and shall be governed by the laws of the State of Illinois


QUOTESMITH.COM, INC.                          PARTNER   WEALTHHOUND, INC.

By /s/ Grant F. Kuphall                       By: /s/ Rebecca J. Brock
  -----------------------------                  -----------------------------
Name: Grant F. Kuphall                        Name:  Rebecca J. Brock
Title:  VP, Business Development              Title:  President

Date: 10/20/99                                Date: 10/15/99
    -----------------------------                  ---------------------------